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                                                                      EXHIBIT 23


CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Southwest Securities Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-86234) on Form S-8 of Southwest Securities Group, Inc. of our report dated July 29, 1997, relating to the consolidated statements of financial condition of Southwest Securities Group, Inc. and subsidiaries as of June 27, 1997 and June 28, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 27, 1997, and related schedule, which report appears in the June 27, 1997 annual report on Form 10-K of Southwest Securities Group, Inc.



                                         KPMG Peat Marwick LLP

Dallas, Texas
September 22, 1997